UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2023

BLACKBOXSTOCKS INC.

(Exact name of registrant as specified in its charter)

Nevada	0-55108	45-3598066
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 726-9203

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BLBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                                                                                     Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 14, 2023, the Board of Directors (the “Board”) of Blackboxstocks Inc. (“the Company”) unanimously adopted resolutions declaring the advisability of, and recommending that stockholders approve, an amendment (the “Amendment”) to the Company’s Articles of Incorporation to effect a reverse split of the Company’s Common Stock (the “Reverse Stock Split”) at a ratio of up to one-for-seven, with our Board being authorized to determine the exact ratio within such range (the “Split Ratio”). Also on March 14, 2023, the stockholders of the Company holding a majority in voting power of issued and outstanding Common Stock, as a class, and all of our issued and outstanding shares of Series A Convertible Preferred Stock, adopted by written consent, resolutions approving the Reverse Stock Split and Amendment. Thereafter, on April 7, 2023 the Board approved a Split Ratio for the Reverse Stock Split of one-for-four.

On April 10, 2023, the Company filed the Amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State to effect the Reverse Stock Split at a Split Ratio of one-for-four. The Amendment takes effect April 10, 2023 at 4:01 p.m. Eastern Daylight Time (the “Effective Time”) and the Company’s Common Stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market at the commencement of trading on April 11, 2023 under the Company’s existing symbol “BLBX.” The Company’s Common Stock has been assigned a new CUSIP number of 09229E 303 in connection with the Reverse Stock Split. No fractional shares will be issued as a result of the Amendment. All stockholders who would be entitled to receive fractional shares as a result of the Reverse Stock Split will receive one whole share for their fractional share interest. There was no change in the par value of our Common Stock or Preferred Stock.

As a result of the Reverse Stock Split, every 4 shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time will be consolidated into one issued and outstanding share. In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans.

The Company has retained its transfer agent, Securities Transfer Corporation (the “STC”), to act as its exchange agent for the Reverse Stock Split. STC will provide stockholders of record a letter of transmittal providing instructions for the delivery to STC of their current certificates. STC will be issuing all of the post-split shares through their paperless Direct Registration System, also known as “book-entry form.” STC will hold the shares in an account set up for the stockholder. Stockholders who wish to hold paper certificates may obtain such certificates upon request to STC. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to brokers’ particular processes, and should not be required to take any action in connection with the Reverse Stock Split. No fractional shares of the Company’s Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive one whole share in lieu of the issuance of any such fractional share.

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On April 10, 2023, the Company issued a press release titled, “Blackboxstocks, sets Reverse Stock Split Ratio at 1 for 4.”  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report on Form 8-K.

Exhibit	Description

3.1	Certificate of Amendment to Articles of Incorporation filed April 10, 2023

99.1	Press Release dated April 10, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2023
BLACKBOXSTOCKS INC.

By:	/s/ Gust Kepler
Gust Kepler, President and Chief Executive Officer